Exhibit 11




                  UNION CARBIDE CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

               (In millions of dollars, except per share amounts)



                                                       Quarter Ended March 31,
                                                           1996         1995

Earnings Per Share - Primary

Income                                                    $  157       $  230
Less:  Preferred stock dividend                                3            2
Net income for primary income calculation                 $  154       $  228

Weighted average number of common
  and common equivalent shares applicable
  to primary earnings per share calculation
    Weighted average number of shares outstanding    134,502,414  140,864,894
    Dilutive effect of stock options                   4,739,654    4,026,981
                                                     139,242,068  144,891,875

Earnings per share - primary                             $ 1.11       $ 1.57




Earnings Per Share - Fully Diluted

Income                                                    $  157       $  230

Weighted average number of common
  and common equivalent shares applicable to
  fully diluted earnings per share calculation
    Weighted average number of shares outstanding    134,502,414  140,864,894
    Dilutive effect of stock options                   5,158,254    4,319,636
    Shares issuable upon conversion of UCC
      convertible preferred stock                     16,200,160   16,428,411
                                                     155,860,828  161,612,941

Earnings per share - fully diluted                        $ 1.01       $ 1.43











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